Exhibit 5.1

Osler, Hoskin & Harcourt LLP 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 514.904.8100 MAIN 514.904.8101 FACSIMILE

Montréal

Toronto

Calgary

Ottawa

Vancouver

New York

September 12, 2018

Alithya Group inc. (f/k/a 9374-8572 Québec Inc.)

700 De La Gauchetière Street West, Suite 2400

Montréal, Québec, Canada

H3B 5M2

Dear Sirs/Mesdames:

Re: Alithya Group inc. (f/k/a 9374-8572 Québec Inc.) - Registration Statement on Form F-4

We have acted as Canadian counsel to Alithya Group inc. (f/k/a 9374-8572 Québec Inc.) (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the registration statement on Form F-4 (the “Registration Statement”) filed by the Corporation with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of Class A subordinate voting shares, no par value (the “New Alithya Subordinate Voting Shares”), of the Corporation in connection with the transactions contemplated by the Arrangement Agreement dated March 15, 2018 and as amended from time to time (the “arrangement agreement”), by and among Alithya Group Inc., a Québec private corporation, the Corporation, 9374-8572 Delaware Inc., a wholly-owned Delaware subsidiary of the Corporation, and Edgewater Technology, Inc. (“Edgewater”), a Delaware corporation.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined the Registration Statement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

On the basis of the foregoing, we are of the opinion that, when (a) the Registration Statement has become effective under the Securities Act, (b) the stockholders of Edgewater have approved and adopted the arrangement agreement and (c) the New Alithya Subordinate Voting Shares to be issued (the “Issued Shares”) pursuant to the arrangement agreement have been duly issued and delivered in connection with the arrangement agreement as contemplated by the Registration Statement, the Issued Shares will be validly issued, fully paid and non-assessable.

osler.com

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP